Exhibit 5.1

July 18, 2012

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Re:	CME Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Managing Director, General Counsel and Corporate Secretary of CME Group Inc., a Delaware corporation (the “Company”). This opinion is delivered in connection with the registration of 60,000 shares (the “Shares”) of the Company’s Class A common stock, par value $.01 per share (the “Common Stock”) issuable under the CME Group Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) a draft of the Company’s Registration Statement on Form S-8, to be filed with the Commission on the date hereof (the “Registration Statement”); (ii) a specimen certificate representing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (v) the Plan and (vi) certain resolutions of the Executive Committee of the Board of Directors dated March 7, 2012 and of the Compensation Committee of the Board of Directors dated March 5, 2012 approving the amendments to the Plan. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the bar in the State of Illinois, and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that when (i) the Registration Statement becomes effective under the Securities Act; and (ii) the Shares have been delivered and paid for in accordance with the terms and conditions of the Plan, the issuance and sale of such Shares will have been duly authorized and such Shares will be validly issued, fully paid and nonassessable.

I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinions expressed herein after the date hereof.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Kathleen M. Cronin

Senior Managing Director, General Counsel and Corporate Secretary